Exhibit 10.7

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made as of January 7, 2021 (the “Execution Date”) by and between TechnipFMC plc, a public limited company formed under the laws of England and Wales (“Seller”), and Bpifrance Participations SA, a société anonyme incorporated under the laws of the Republic of France (“Purchaser”). Seller and Purchaser are each referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, pursuant to the terms of that certain Separation and Distribution Agreement, dated as of the date hereof (the “Separation Agreement”), between Seller and Technip Energies B.V., a Dutch private limited liability company and a wholly owned subsidiary of Seller (“TEN”), Seller intends to (a) separate into two separate, publicly traded companies (the “Separation”), one for each of (i) the TFMC Business (as defined in the Separation Agreement), which shall be owned and conducted, directly or indirectly, by Seller and its subsidiaries following the Separation and (ii) the TEN Business (as defined in the Separation Agreement), which shall be owned and conducted, directly or indirectly, by TEN and its subsidiaries following the Separation, and (b) following the Separation, make a distribution, on a pro rata basis and in accordance with a distribution ratio to be determined by the board of directors of Seller in accordance with the Separation Agreement, to holders of the ordinary shares, par value $1.00 per share, of Seller on the Record Date (as defined in the Separation Agreement) of a portion of the outstanding ordinary shares, nominal value €0.01 per share, of TEN (“TEN Shares”) owned by Seller as of such date (the “Distribution” and the date of the Distribution, the “Distribution Date”);

WHEREAS, following consummation of the Distribution, Seller will hold an amount of TEN Shares representing 49.9% of the outstanding TEN Shares;

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Seller desires to sell to the Purchaser, and Purchaser desires to acquire and purchase from Seller, in connection with the Distribution, TEN Shares (the “Investment”); and

WHEREAS, concurrent with Purchaser entering into this Agreement and making the Investment, as of the date hereof the Parties have entered into that certain Relationship Agreement (the “Relationship Agreement”) with TEN.

NOW, THEREFORE, the Parties agree as follows:

1.          Sale of Shares.

1.1          Purchase Price. Upon the terms and subject to the conditions of this Agreement, Purchaser hereby purchases from Seller, and Seller hereby sells, assigns and transfers to Purchaser, a number of shares (the “Purchased Shares”) equal to (a) $200,000,000 (the “Purchase Price”) divided by (b) (i) the volume-weighted average price per share of TEN Shares on the Euronext Paris stock exchange (“Euronext”) over the thirty (30) consecutive trading days beginning on the first trading day after the Distribution Date (the “VWAP Period”), as such volume-weighted average price per share is reported by Euronext (or, if Euronext is not available for any reason, Bloomberg) or, if not reported by such source, is calculated on the last trading day of the VWAP Period with daily volume-weighted average price per share and daily volumes reported at the close of each trading day by Euronext (or, if Euronext is not available for any reason, Bloomberg), calculated to four decimal places multiplied by (ii) 0.94 (the “Price per Share”).  Purchaser shall pay the Purchase Price to Seller on the later of (x) the Distribution Date and (y) the date on which all the conditions in Section 4 have been satisfied, (for purposes of the Investment, such date, the “Purchase Date”) by wire transfer of immediately available funds to a bank account designated at least two (2) business days prior to such date by Seller.  For the purposes of determining the number of Purchased Shares pursuant to this Section 1.1, the Price per Share expressed in Euro shall be converted into U.S. dollars by using the exchange rate published on Bloomberg at 5:00 pm (CET), on the last day of the VWAP Period, or in The Wall Street Journal on such date if not so published on Bloomberg.  Seller shall transfer to Purchaser the Purchased Shares on the later of (A) the first business day after the WVAP Period and (B) the date on which all the conditions in Section 4 have been satisfied (the “Share Transfer Date”).  During the VWAP Period, for the purposes of discussing the calculations required pursuant to this Section 1.1, the Parties shall use commercially reasonable efforts to communicate with each other regularly.

1.2          TEN Share Adjustments. Notwithstanding the foregoing, if:

(a)          the number of Purchased Shares at the conclusion of the VWAP Period exceeds 17.25% of the number of TEN Shares outstanding as of the Distribution Date (the “Cap”), then (i) on the Share Transfer Date, Seller shall transfer to Purchaser an aggregate number of TEN Shares equal to the Cap and (ii) Seller shall pay to Purchaser by wire transfer of immediately available funds to a bank account designated by Purchaser, as a reduction of the Purchase Price, on the later of the (A) thirty fifth (35th) trading day after the Distribution Date or (B) Purchase Date, an amount equal to (1) the difference between the number of TEN Shares that Seller would have delivered to Purchaser but for the Cap and the number of TEN Shares Seller actually delivered to Purchaser, multiplied by (2) the Price per Share (the “Price Reduction”); provided that, if the Purchase Price has not been paid by Purchaser to Seller at the Distribution Date, then the amount of the Purchase Price to be paid by Purchaser on the Purchase Date shall be reduced by the amount of the Price Reduction; or

(b)          at the end of the VWAP Period the number of Purchased Shares due from Seller to Purchaser is less than 11.82% of the number of TEN Shares outstanding as of the Distribution Date, then (y) Purchaser may, upon written notice to Seller delivered no later than the first business day after the end of the VWAP Period, terminate this Agreement and (z) Seller shall refund to Purchaser on the thirty fifth (35th) trading day after the Distribution Date an amount equal to the Purchase Price by wire transfer of immediately available funds to a bank account designated by Purchaser at least two (2) business days prior to such date, provided that the Purchase Price has been previously paid by Purchaser to Seller.

2.          Representations and Warranties of Seller. Seller represents and warrants to Purchaser as of the Execution Date and the Share Transfer Date as follows:

2.1          Organization.  Seller is a public limited company duly organized and validly existing under the laws of England and Wales.  Seller is not subject to any insolvency, reorganization, liquidation or other similar proceedings under any applicable Laws.

2.2          Authority.  Seller has the full power and authority to enter into this Agreement and to perform its obligations hereunder.  The execution, delivery and performance by Seller and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Seller.

2.3          Valid and Binding Obligation.  This Agreement has been duly and validly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

2.4          No Conflict.  Neither the execution and delivery by Seller of this Agreement, nor the sale to Purchaser of the Purchased Shares, will, directly or indirectly:

(a)          contravene, conflict with or result (with or without notice or lapse of time) in a violation or breach of any of the provisions of, or give any an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity (each, a “Person”) the right (with or without notice or lapse of time) to declare a default or exercise any right or remedy under, or to accelerate the maturity or performance of or cancel, terminate or modify, any contract, agreement, understanding, commitment or other arrangement to which Seller is a party, or by which it is bound, or by which the Purchased Shares are bound;

(b)          contravene, conflict with or result (with or without notice or lapse of time) in a violation or breach of any of the provisions of the organizational documents of Seller or any applicable Law (including applicable securities laws and market abuse rules and regulations);

(c)          result (with or without notice or lapse of time) in the imposition or creation of any lien, pledge, charge, claim, mortgage, security interest, restriction, right of first refusal or other third-party right or other encumbrance of any sort (“Lien”) with respect to the Purchased Shares, except for Liens (i) expressly provided for under this Agreement and (ii) created by securities laws (collectively, “Permitted Liens”);

(d)          except with respect to Competition Laws, require any notice to, authorization, consent or approval of, or filing and expiration of a waiting period or a period for disapproval by, any government, court, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational, including any contractor acting on behalf of any such agency, commission, authority or governmental instrumentality (each, a “Governmental Authority”); or

(e)          require any notice to, or consent or approval of, any third party.

2.5          Ownership of Purchased Shares.  As of the Distribution Date and the Share Transfer Date, Seller will be the sole legal and beneficial owner of the Purchased Shares, free and clear of all Liens, except Permitted Liens.  As of the Distribution Date and the Share Transfer Date, Seller will have good, valid and marketable title to the Purchased Shares, which have been validly issued and fully paid. Other than this Agreement and agreements to effect the Separation, there are no outstanding rights, options, subscriptions or other agreements or commitments (oral or written) by which Seller is bound relating to its sale or transfer of the Purchased Shares, and, other than this Agreement, the Purchased Shares are not subject to any other purchase agreement, buy/sell agreement, put or call option, proxy, voting agreement, voting trust agreement, right of first refusal, redemption or any other similar agreement or lock-up or other restriction on their transfer or sale or on the ability of Purchaser to sell or transfer the Purchased Shares.  Delivery to Purchaser of the Purchased Shares will (i) pass good, valid and marketable title to the Purchased Shares to Purchaser, free and clear of all taxes, Liens, claims, encumbrances, charges, security interests, pledges, escrows, lock-up arrangements and restrictions on transfer, and (ii) convey, free and clear of all taxes, Liens, escrows, lock-up arrangements and restrictions on transfer, any and all rights and benefits incident to the ownership of the Purchased Shares.  Except for the TEN Shares or as pursuant to any stock-based employee benefit plans of TEN, there are no equity securities of any class of TEN or any securities convertible into or exchangeable or exercisable for any such equity securities issued, reserved for issuance or outstanding.  Except for the stock-based employee benefit plans of TEN and ADRs referred to in the Separation Agreement, there are no outstanding or authorized options, warrants, convertible securities, subscriptions, call rights, redemption rights, repurchase rights or any other rights, agreements, arrangements or commitments of any kind relating to the issued or unissued capital stock of TEN or obligating Seller or TEN to issue or sell any shares of capital stock of, or any other interest in, TEN.

2.6          General Solicitation.  Seller did not offer or sell the Purchased Shares by any form of general solicitation or general advertising.

3.          Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller as of the Execution Date, and the Share Transfer Date as follows:

3.1          Organization.  Purchaser is a société anonyme duly organized and validly existing under the laws of France.  Purchaser is not subject to any insolvency, reorganization, liquidation or other similar proceedings under any applicable Laws.

3.2          Authorization.  Purchaser has full power and authority to enter into this Agreement and to perform its obligations hereunder.  The execution, delivery and performance by Purchaser and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Purchaser.

3.3          Valid and Binding Obligation.  This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

3.4          No Conflict.  Neither the execution and delivery by Purchaser of this Agreement, nor the purchase by Purchaser of the Purchased Shares, will, directly or indirectly:

(a)          contravene, conflict with or result (with or without notice or lapse of time) in a violation or breach of any of the provisions of, or give any Person the right (with or without notice or lapse of time) to declare a default or exercise any right or remedy under, or to accelerate the maturity or performance of or cancel, terminate or modify, any contract, agreement, understanding, commitment or other arrangement to which Purchaser is a party, or by which it is bound;

(b)          contravene, conflict with or result (with or without notice or lapse of time) in a violation or breach of any of the provisions of the organizational documents of Purchaser or any applicable Law (including applicable securities laws and market abuse rules and regulations);

(c)          except with respect to Competition Laws, require any notice to, authorization, consent or approval of, or filing and expiration of a waiting period or a period for disapproval by, any Governmental Authority; or

(d)          require any notice to, or consent or approval of, any third party.

3.5          Investment.

(a)          Purchaser is knowledgeable, sophisticated and experienced in business and financial matters and has previously invested in securities similar to the TEN Shares. Purchaser is able to bear the economic risk of its investment in the TEN Shares and is presently able to afford the complete loss of such investment and has been afforded access to information about TEN and its affiliates and their financial condition, results of operations, business, property and management sufficient to enable Purchaser to evaluate its investment in the TEN Shares. Purchaser is an “accredited investor” as defined in Rule 501(a) under the Securities Act of 1933 (the “Securities Act”), as amended, or a “qualified institutional buyer” as defined in Rule 144A under the Securities Act.

(b)          Purchaser (i) has received a draft of each of the registration statement on Form F-1 to be filed by TEN with the U.S. Securities and Exchange Commission (the “Commission”) and the Prospectus to be filed by TEN with the Stichting Autoriteit Financiële Markten relating to the Distribution (the “Registration Statements”), (ii) understands and accepts that the TEN Shares to be acquired pursuant to this Agreement involve risk, including those described or incorporated by reference in the Registration Statements and (iii) has made an independent decision to purchase the TEN Shares based on the information available to Purchaser.  Purchaser acknowledges that it has independently made its own analysis and decision to purchase the TEN Shares and without reliance upon Seller or TEN and based on such information as it has deemed appropriate in its independent judgment. Purchaser has not relied on any express or implied representation or warranty made by Seller or TEN (other than those explicitly set forth herein) in making that decision. Purchaser further acknowledges that (i) it has consulted its own tax advisors and (ii) it has not relied on TEN, Seller or any of their respective representatives for any tax advice related to the transactions contemplated hereunder.

(c)          Purchaser is acquiring the TEN Shares to be sold to it pursuant to this Agreement for investment purposes and solely for its account.

(d)          Neither TEN, Seller nor their respective affiliates, officers, employees, agents or controlling persons have provided any investment advice or rendered any opinion to Purchaser as to whether the purchase of the TEN Shares is prudent or suitable.

4.          Conditions to Closing

4.1          Conditions Precedent to Each Party’s Obligation to Effect the Investment. The respective obligations of Seller and Purchaser to effect the Investment are subject to the satisfaction on or prior to the Purchase Date (or written waiver by Seller and Purchaser on or prior to the Purchase Date to the extent permitted by applicable Law) of the following conditions:

(a)          The transactions set forth in the Separation Agreement, including the Distribution, will have been consummated in all material respects.

(b)          All Competition Law Approvals listed on Schedule 4.1(b) shall have been obtained and shall remain in full force and effect.

(c)          No applicable law shall have been adopted, promulgated or enforced after the date of this Agreement by any Governmental Authority (in each case, exclusive of all Competition Laws and enforcement actions related thereto), and no order or injunction issued by a court or other Governmental Authority of competent jurisdiction (an “Injunction”) shall be in effect, having the effect of making the Investment illegal or otherwise prohibiting consummation of the Investment.

4.2          Conditions Precedent to Seller’s Obligation to Effect the Investment. The obligations of Seller to effect the Investment are subject to the satisfaction on or prior to the Purchase Date (or written waiver on or prior to the Purchase Date by Seller to the extent permitted by applicable Law) of the following additional conditions:

(a)          Each of the representations and warranties set forth in Section 3 hereto shall be true and correct in all material respects in each case, as of the Execution Date and as of the Purchase Date as though made on and as of the date of this Agreement and the Purchase Date (except to the extent that such representations and warranties speak only as of another date or dates in which case, only as of such date(s)).

(b)          Purchaser shall have performed or complied, in all material respects, with all material obligations, agreements and covenants contained in this Agreement as to which such performance or compliance is required by Purchaser prior to the Purchase Date.

4.3          Conditions Precedent to Purchaser’s Obligation to Effect the Investment. The obligations of Purchaser to effect the Investment are subject to the satisfaction on or prior to the Purchase Date (or written waiver on or prior to the Purchase Date by Purchaser to the extent permitted by applicable Law) of the following additional conditions:

(a)          Each of the representations and warranties set forth in Section 2 hereto shall be true and correct in all material respects in each case, as of the date of this Agreement and as of the Purchase Date as though made on and as of the date of this Agreement and the Purchase Date (except to the extent that such representations and warranties speak only as of another date or dates in which case, only as of such date(s)).

(b)          Seller shall have performed or complied, in all material respects, with all material obligations, agreements and covenants contained in this Agreement as to which such performance or compliance is required by Seller prior to the Purchase Date.

(c)          Each of the following items shall be in a substantially similar form as provided or communicated to Purchaser as of the Execution Date: (i) the Separation Agreement, (ii) the provisions of the Registration Statements describing (A) the assets to be transferred to, and liabilities to be assumed by, TEN in connection with the Spin-Off (as defined in the Separation Agreement), (B) the distribution of Ordinary Shares (as defined in the Relationship Agreement) to Seller’s shareholders, (C) this Agreement, the Relationship Agreement and the Investment, (D) the post-Distribution Date governance and corporate office and headquarters of TEN, and (E) the financial information related to TEN (including that the provisions related to the pro forma gross financial indebtedness of TEN are within the limits set forth in clause (e) below).

(d)          The guidance published by TEN, whether in the Registration Statements or otherwise, shall be conforming in all but de minimis respects to the guidance set forth on Schedule 4.3(d).

(e)          The pro forma gross financial indebtedness of TEN (on a consolidated basis) as of the Distribution Date shall not exceed an aggregate amount of $900,000,000, of which no more than $150,000,000 shall be commercial paper.

(f)          As of the Distribution Date and the Purchase Date, the corporate office and headquarters of TEN (including the management and main corporate functions) shall be located in France.

(g)          Section 7.3.7 of the Amended and Restated Articles of Association of Technip Energies N.V. will be substantially similar to the language set forth on Schedule 4.3(e).

(h)          Since the date of this Agreement, there shall not have occurred any fact, event, change, condition, occurrence or circumstance (collectively, “Effects”) that, individually or in the aggregate, has, or would reasonably be expected to have a material adverse effect on the TEN Business, or results of operation of TEN, taken as a whole, excluding any Effect resulting from any of the following (unless, other than with respect to clause (i) below, such Effects disproportionately, materially and adversely impact the TEN Business relative to others similarly situated in TEN’s industry): (i) entering into this Agreement or the announcement of the transactions contemplated by this Agreement, (ii)  any change in interest rates or any change in conditions affecting the economy generally, (iii) any change in financial, banking, credit, commodities, hedging, capital or securities markets (including any disruption thereof and any decline in the price of any security or market index), (iv) any change in geopolitical conditions, acts of terrorism, acts of war or the escalation of hostilities, (v) disease outbreaks or pandemics (including the coronavirus (COVID-19)), (vii) acts or failures to act of Governmental Authorities, (viii) matters that are cured or no longer exist by the earlier of Purchase Date and the termination of this Agreement, (ix) any change in applicable laws (statutory, common or otherwise), constitutions, treaties, conventions, ordinances, codes, rules, regulations, orders, injunctions, judgments, decisions, decrees, rulings, assessments, orders, policies or other similar requirements, all to the extent enacted, adopted, promulgated or applied by a Governmental Authority and having a legally binding effect (“Laws”) and any interpretations thereof, (x) any event, change or circumstance generally affecting the industry in which TEN operates, as a whole, and (xi) changes arising from Purchaser’s written consent to actions pursuant to Section 5.1.

5.          Covenants.

5.1          Seller Interim Covenants. Except (a) as required by applicable Law, (b) for emergency operations to the extent reasonably necessary to respond to the coronavirus (COVID-19) pandemic, or (c) as specifically contemplated by this Agreement, the Separation Agreement or the Ancillary Agreements (as defined in the Separation Agreement), from the Execution Date until the Distribution Date (the “Interim Period”) (or earlier termination of this Agreement), unless Purchaser shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), Seller shall, or shall cause TEN to, operate the TEN Business in the ordinary manner consistent with past practice and to maintain and preserve intact the Business; provided, that during the coronavirus (COVID-19) pandemic, all or a portion of the employees of the TEN Business may work remotely (to the extent their position makes it possible to do so) and, provided, further, that during any period of full or partial suspension of operations related to the coronavirus (COVID-19) pandemic, Seller and its affiliates may take such other actions as are reasonably necessary (i) to protect the health and safety of employees and other individuals having business dealings with the TEN Business or (ii) to respond to supply, service or demand disruptions caused by the coronavirus (COVID-19) pandemic.

5.2          Competition Law Approvals. The Parties shall, and shall cause their respective Affiliates to, use their commercially reasonable efforts to (a) make or cause to be made the applications, notifications and filings required of such Party or any of its Affiliates under any Laws that are designed or intended to prohibit, restrict or regulate actions, including transactions, acquisitions and mergers, having the purpose or effect of creating or strengthening a dominant position, monopolization, lessening of competition or restraint of trade, in each case, as amended, and the related rules and regulations, as amended (collectively “Competition Laws”) with respect to the transactions contemplated by this Agreement, no later than eight (8) business days after the Execution Date (unless the Parties mutually agree otherwise), (b) promptly cooperate with the other Party in connection with such other Party’s applications, notifications and filings, (c) obtain all required permits, consents, approvals, waivers, clearances, waiting period expirations or terminations, and authorizations under Competition Laws (“Competition Law Approvals”) with respect to the transactions contemplated by this Agreement as soon as possible, and in any event prior to May 31, 2021 (the “Outside Date”), including promptly providing an appropriate response to any requests received by such Party or any of its Affiliates from any Governmental Authority for additional information, documents or other materials, (d) promptly notify each other, and if in writing, furnish the other Party with copies (or, in the case of oral communications, advise the other of) any material communications, filings or correspondence from or to any Governmental Authority in respect of such applications, notifications and filings or otherwise relating to the transactions contemplated by this Agreement or any of the matters described in this Section 5.2, to the extent permitted by applicable Laws, (e) provide each other with advance copies and a reasonable opportunity to comment on, and consider in good faith the views of the other Party in connection with, all filings, notifications, analyses, appearances, presentations, memoranda, briefs, arguments, advocacy submissions, white papers and opinions proposed to be made or submitted by or on behalf of any Party to, or proposed understandings, commitments or agreements with, Governmental Authorities relating to such applications, notifications and filings or otherwise relating to the transactions contemplated by this Agreement or any of the matters described in this Section 5.2, provided that each Party may reasonably designate any competitively sensitive material provided to another under this Section 5.2 as “Outside Counsel Only,” (f) coordinate with the other Parties regarding the development and implementation of any strategy with respect to obtaining Competition Law Approvals including the process and strategy for responding to any formal or informal request for additional information and documents and the content of, and analysis contained in, any filings, notifications or communications (whether written or oral) with any Governmental Authority. If a Party intends to participate in any teleconference, videoconference or in-person meeting with any Governmental Authority or other Person relating to the transactions contemplated by this Agreement or any of the matters described in this Section 5.2, it shall give the other Party (and its adviser) reasonable prior notice of, and an opportunity to participate in, such meeting, to the extent permitted by applicable Laws.  Purchaser shall not, without the prior written consent of Seller, offer, negotiate or enter into any commitment or agreement, including any timing agreement, with any Governmental Authority to delay the consummation of, or not to close before a certain date, the transactions contemplated by this Agreement.  Purchaser shall be responsible for the payment of all filing fees paid to the relevant Governmental Authorities in connection with applications, notifications and filings pursuant to Competition Laws.

5.3          Confidential Information. Purchaser will, and will direct its respective representatives (including their respective Affiliates, officers, managers, directors, employees members of internal committees (the “Internal Representatives”) and their respective outside counsel, accountants, consultants, auditors and advisors (the “External Representatives”)) who actually receive Confidential Information (as defined herein) to, keep confidential any information (including oral, written and electronic information) concerning TEN, its subsidiaries or its affiliates that may be furnished to Purchaser or its respective representatives by or on behalf of Seller or TEN or any of its representatives pursuant to this Agreement (“Confidential Information”) and to use the Confidential Information solely for the purposes of monitoring, administering or managing Purchaser’s purchase of the Purchased Shares; provided, that Confidential Information will not include information that  was or becomes available to the public other than as a result of a breach of any confidentiality obligation in this Agreement by the Purchaser or its respective representatives,  was or becomes available to Purchaser or its respective representatives from a source other than TEN or its representatives; provided, further, such source is reasonably believed by Purchaser or its respective representatives not to be subject to an obligation of confidentiality (whether by agreement or otherwise), or  was independently developed by the Purchaser or its representatives without reference to, incorporation of, or other use of any Confidential Information. Notwithstanding the foregoing, Purchaser may disclose Confidential Information (i) to its attorneys, accountants, consultants and financial and other professional advisors to the extent necessary to obtain their services in connection with its investment in TEN, (ii) as may be reasonably determined by a Purchaser to be necessary in connection with such Purchaser’s enforcement of its rights in connection with this Agreement or its purchase of the Purchased Shares or (iii) as may otherwise be required by Law or by any stock exchange or any  competent Governmental Authority or legal, judicial or regulatory process or proceedings; and provided, further, that (x) any breach of the confidentiality and use terms herein by any Internal Representative to whom a Purchaser may disclose Confidential Information pursuant to this Section 5.3 shall be attributable to such Purchaser for purposes of determining such Purchaser’s compliance with this Section 5.3 except those who have entered into a separate confidentiality or non-disclosure agreement or obligation with TEN with respect to such Confidential Information, and (y) Purchaser takes commercially reasonable steps to minimize the extent of any required disclosure described in clause (iii) of the preceding proviso. Each Party shall (and shall ensure that each of its representatives shall) maintain this Agreement and its terms and conditions in confidence and not disclose such information to any person, except if disclosure is (i) required by Law or by any stock exchange or any regulatory, governmental or antitrust body having applicable jurisdiction (including, without limitation, any shareholding threshold notifications (if applicable) to TEN and/or to the Stichting Autoriteit Financiële Markten), (ii) required for the purpose of performing or enforcing any rights arising out of this Agreement, or (iii) specifically permitted by this Agreement.  No public announcement or press release with respect to this Agreement and mentioning Purchaser shall be made without the prior written consent of the Purchaser (not to be unreasonably withheld or delayed).

6.          Termination.

6.1          Termination. The Agreement may be terminated at any time prior to the Purchase Date upon the occurrence of any one or more of the following:

(a)          by the mutual written agreement of the Parties;

(b)          by delivery of written notice of either Party to the other Party if any of the conditions set forth in Section 4.1(a) or (c) have not been satisfied by the Outside Date;

(c)          by delivery of written notice from Seller to Purchaser if any of the conditions set forth in Section 4.1(b) or Section 4.2 have not been satisfied by Purchaser (or waived by Seller) by the Outside Date;

(d)          by delivery of written notice from Purchaser to Seller if:

(i)          any of the conditions set forth in Section 4.3 have not been satisfied by Seller (or waived by Purchaser) by the Outside Date;

(ii)          pursuant to Section 1.2(b)(y) of this Agreement, if applicable; and

(iii)          if the Distribution Date has not occurred by March 30, 2021.

7.          Miscellaneous.

7.1          Other Definitional and Interpretive Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References in the singular or to “him,” “her,” “it,” “itself” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be. References to the Preamble, Recitals, Articles and Sections shall refer to the Preamble, Recitals, Articles and Sections of this Agreement, unless otherwise specified. The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to “include,” “includes” and “including” in this Agreement shall be deemed to be followed by the words “without limitation,” whether or not so specified. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the Party that drafted and caused this Agreement to be drafted.

7.2
Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid or by prepaid overnight courier (providing written proof of delivery), or by electronic mail (with confirmed receipt), addressed as follows:

if to the Seller, to:

TechnipFMC plc
One St. Paul’s Churchyard,
London EC4M 8AP, United Kingdom
Attention:          Victoria Lazar
Email:          victoria.lazar@technipfmc.com

with copies to (which shall not constitute a notice):

Latham & Watkins LLP
330 North Wabash Avenue, Suite 2800
Chicago, IL 60611
Attention:          Christopher R. Drewry
Email:          christopher.Drewry@lw.com

De Brauw Blackstone Westbroek N.V.
Claude Debussylaan 80
1082 MD Amsterdam, the Netherlands
Attention:          Paul Cronheim
Email:          paul.cronheim@debrauw.com

if to Purchaser, to:

Bpifrance Participations
6/8 boulevard Haussmann,
75009 Paris
France
Attention: Arnaud Caudoux
Email: arnaud.caudoux@bpifrance.fr
Attention: Eric Lefebvre
Email: eric.lefebvre@bpifrance.fr

with a copy to (which shall not constitute a notice):

Cleary Gottlieb Steen & Hamilton LLP
12, rue de Tilsitt 75008 Paris, France
Attention:          Pierre-Yves Chabert
Email:          pchabert@cgsh.com

7.3
Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

7.4
Expenses. Each Party shall be responsible for all costs and expenses (including legal and financial advisory fees and expenses) incurred by such Party in connection with, or in anticipation of, this Agreement and the Investment.

7.5
Defined Terms. Section references to all defined herein shall be set forth in Annex I.

7.6
Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

7.7
Entire Agreement. This Agreement (including any exhibits hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties both written and oral, between the Parties, with respect to the subject matter hereof.

7.8
No Third Party Beneficiaries. The provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties hereto any rights or remedies hereunder. There are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third Person with any remedy, claim, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

7.9
Further Assurances. The Parties agree to execute and deliver to each other such other documents and to do such other acts and things, all as the other Parties may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

7.10
Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the Netherlands, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

7.11
Specific Enforcement; Consent to Jurisdiction. The Parties agree that irreparable damage would occur and that they would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without proof of actual damages, this being in addition to any other remedy to which they are entitled at Law. Each of the Parties hereby submits to the exclusive jurisdiction of any competent court in Amsterdam (such courts, the “Chosen Courts”). In addition, each of the Parties irrevocably (a) submits itself to the exclusive jurisdiction of the Chosen Courts for the purpose of any litigation directly or indirectly based upon, relating to or arising out of this Agreement or any of the transactions contemplated hereunder or the negotiation, execution or performance hereof or thereof, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from the Chosen Courts and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereunder in any court other than the Chosen Courts. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any litigation with respect to this Agreement, (x) any claim that it is not personally subject to the jurisdiction of the Chosen Courts for any reason other than the failure to serve in accordance with this Section 7.10, (y) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in Chosen Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (z) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts. Each of the Parties hereby irrevocably consents to service being made through the notice procedures set forth in Section 7.2 and agrees that service of any process, summons, notice or document by personal delivery to the respective addresses set forth in Section 7.2 shall be effective service of process for any litigation in connection with this Agreement or the transactions contemplated hereunder. Nothing in this Section 7.10 shall affect the right of any Party to serve legal process in any other manner required or permitted by Law.

7.12
Amendment. Subject to applicable Law, and except as otherwise provided in this Agreement, this Agreement may be amended, modified or supplemented only by a written instrument executed and delivered by both of the Parties.

7.13
Waiver. Waiver by a Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

7.14
No Rescission; Errors. The Parties hereby waive their rights under articles 6:228 and 6:265 to 6:272 inclusive of the Dutch Civil Code to rescind (ontbinden) and/or annul (vernietigen) or demand in legal proceedings the rescission (ontbinding), and/or annulment (vernietiging) in whole or in part, of this Agreement and their rights under article 6:230 of the Dutch Civil Code to request in legal proceedings the amendment of this Agreement.

7.15
Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by either Party without the prior written consent of the other Party. Any attempted or purported assignment in violation of the preceding sentence shall be null and void and of no effect whatsoever. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

 [Signature Pages Follow.]

 In Witness Whereof, each of the parties has executed this Agreement as of the day and year first above written.

SELLER:

TECHNIPFMC PLC

By:	/s/ Maryann T. Mannen
Name:	Maryann T. Mannen
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Share Purchase Agreement]

PURCHASER:

BPIFRANCE PARTICIPATIONS S.A.

By:	/s/ Arnaud Caudoux
Name:	Arnaud Caudoux
Title:	Deputy CEO

[Signature Page to Share Purchase Agreement]

ANNEX I:

Defined Terms

Defined Term	Section
Agreement	Preamble
Cap	Section 1.2
Chosen Courts	Section 7.11
Commission	Section 3.5(b)
Competition Laws	Section 5.2
Confidential Information	Section 5.3
Distribution	Recitals
Distribution Date	Recitals
Effects	Section 4.3(h)
Execution Date	Preamble
Governmental Authority	Section 2.4(d)
Injunction	Section 4.1(c)
Interim Period	Section 5.1
Investment	Recitals
Laws	Section 4.3(h)
Lien	Section 2.4(c)
Outside Date	Section 5.2
Parties	Preamble
Party	Preamble
Permitted Liens	Section 2.4(c)
Price per Share	Section 1.1
Purchase Date	Section 1.1
Purchase Price	Section 1.1
Purchased Shares	Section 1.1
Purchaser	Preamble
Registration Statement	Section 3.5(b)
Relationship Agreement	Recitals
Securities Act	Section 3.5(a)
Seller	Preamble
Separation	Recitals
Separation Agreement	Recitals
Share Transfer Date	Section1.1
TEN	Recitals
TEN Shares	Recitals
VWAP Period	Section 1.1